EXHIBIT 99.1

                 CENDANT RAISES $750 MILLION THROUGH OFFERING OF
                 SENIOR ZERO-COUPON ZERO-YIELD CONVERTIBLE NOTES

         COMPANY RAISES 2001 ADJUSTED EPS PROJECTION TO $1.01 FROM $1.00

                 FOURTH TIME COMPANY HAS INCREASED 2001 OUTLOOK

New York, NY, April 30, 2001 - Cendant Corporation (NYSE: CD) today announced that it has agreed to sell $750 million of zero-coupon zero-yield convertible senior notes due 2021 in a private offering resulting in proceeds of approximately $750 million. The initial purchaser will also have a 30-day option to purchase up to an additional $150 million of notes to cover over-allotments.

The Company also announced that this offering is expected to be accretive to earnings per share in 2001. In addition, the Company's business units continue to perform at or ahead of expectations. Accordingly, the Company has raised its projected adjusted earnings per share from continuing operations for 2001 to $1.01 from $1.00, with the benefit coming in the second half of the year. This represents the fourth time this year that Cendant has raised its adjusted earnings per share projection for 2001.

The notes have not been registered under United States securities laws and may not be offered or sold in the United States except to qualified institutional buyers. The offering is scheduled to close on May 3, 2001. Cendant will use the proceeds from the offering for general corporate purposes.

Cendant Corporation is a diversified global provider of business and consumer services primarily within the real estate and travel sectors. The Company's fee-for-service businesses include hotel, real estate and tax preparation franchising; rental cars, fleet leasing and fuel cards; mortgage origination and employee relocation; customer loyalty programs; vacation exchange and rental services and vacation interval sales. Other business units include the UK's largest private car park operator and electronic reservations processing for the travel industry. With headquarters in New York City, the Company has approximately 60,000 employees and operates in over 100 countries.

Statements about future results made in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ

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materially from those in the forward-looking statements are specified in the
Company's Form 10-K for the year ended December 31, 2000.

Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates.

In addition, such projections are based upon many estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of Cendant and its affiliates. Certain of such uncertainties and contingencies are specified in Cendant's Form 10-K for the year ended December 31, 2000.

Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.

Media Contact:                  Investor Contacts:
Elliot Bloom                    Denise Gillen                Sam Levenson
212-413-1832                    212-413-1833                 212-413-1834